As filed with the Securities and Exchange Commission on June 19, 2017
Registration No. 333-13531, 333-112378, 333-81676 and 333-36598

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
POST-EFFECTIVE AMENDMENT NO.    4 TO FORM S-8 REGISTRATION STATEMENT NO. 333-13531

POST-EFFECTIVE AMENDMENT NO.    3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-112378

POST-EFFECTIVE AMENDMENT NO.    4 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-81676

POST-EFFECTIVE AMENDMENT NO.    4 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-36598

UNDER THE SECURITIES ACT OF 1933
___________________________________________
Weatherford International public limited company
(Exact name of registrant as specified in its charter)

Ireland (State or other jurisdiction of incorporation or organization)	98-0606750 (I.R.S. Employer Identification Number)
Weststrasse 1 6340 Baar, Switzerland (Address of Principal Executive Offices)	CH 6340 (Zip Code)
Weatherford International plc 2010 Omnibus Incentive Plan (As Amended and Restated)
(Full title of the plan)
___________________________________________
Christina M. Ibrahim
Weatherford International plc
Executive Vice President, General Counsel and Corporate Secretary
2000 St. James Place
Houston, Texas 77056
(713) 836-4000
(Name, address and telephone number, including area code, of agent for service)
___________________________________________
with copy to:
John M. Greer
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400
___________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments     relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Weatherford International plc, an Irish public limited company (the “Company”), with the Securities and Exchange Commission:

•
Registration Statement (Form S-8 No. 333-13531), as amended, pertaining to, among other things, the registration of 1,000,000 ordinary shares of the Company, par value $0.001 per share (“Ordinary Shares”), to be delivered under the Weatherford International, Inc. Foreign Executive Deferred Compensation Stock Plan (the “Foreign Executive Plan”);

•
Registration Statement (Form S-8 No. 333-112378), as amended, pertaining to (i) the registration of 200,000 Ordinary Shares to be delivered under the Foreign Executive Plan, (ii) the registration of 3,000,000 Ordinary Shares to be delivered under the Weatherford International, LLC 401(k) Savings Plan (the “401(k) Plan”) and (iii) the registration of 150,000 Ordinary Shares to be delivered under the Weatherford International Ltd. Deferred Compensation Plan for Non-Employee Directors, as amended (the “Non-Employee Directors Plan”);

•
Registration Statement (Form S-8 No. 333-81676), as amended, pertaining to, among other things, the registration of an aggregate of 360,000 Ordinary Shares to be delivered under the Stock Option Agreements Dated September 26, 2001 with Non-Employee Directors (the “Stock Option Agreements”); and

•	Registration Statement (Form S-8 No. 333-36598), as amended, pertaining to, among other things, the registration of 3,000,000 Ordinary Shares to be delivered under the 401(k) Plan.

On January 1, 2016, the Company removed its Ordinary Shares as an investment option under the 401(k) Plan. All benefits under (i) the Foreign Executive Plan and (ii) the Non-Employee Directors Plan were distributed on January 3, 2017 in accordance with the terms of the respective plan and these plans are no longer in effect. The Stock Option Agreements have all expired pursuant to their terms. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby files these Post-Effective Amendments to the Registration Statements in order to deregister all Ordinary Shares that were registered under the Registration Statements and remain unissued under the Foreign Executive Plan, the 401(k) Plan, the Non-Employee Directors Plan and the Stock Option Agreements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned thereunto duly authorized, in Baar, Switzerland on June 19, 2017.

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Mark A. McCollum
Mark A. McCollum
President, Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark A. McCollum, Christina M. Ibrahim and Charity R. Kohl and each of them (with full power to act alone), as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him/her in his/her name, place and stead, in any and all capacity, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements have been signed by the following persons in the capacities indicated on June 19, 2017.

Signature	Title
/s/ Mark A. McCollum Mark A. McCollum	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Christoph Bausch Christoph Bausch	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Douglas M. Mills Douglas M. Mills	Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ William E. Macaulay William E. Macaulay	Director

/s/ Mohamed A. Awad Mohamed A. Awad	Director

/s/ David J. Butters David J. Butters	Director

/s/ John D. Gass John D. Gass	Director

/s/ Sir Emyr Jones Parry Sir Emyr Jones Parry	Director

/s/ Francis S. Kalman Francis S. Kalman	Director

/s/ Robert K. Moses, Jr. Robert K. Moses, Jr.	Director

/s/ Dr. Guillermo Ortiz Dr. Guillermo Ortiz	Director

/s/ Christina M. Ibrahim Christina M. Ibrahim	Authorized U.S. Representative